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                                                                    EXHIBIT 21.1



                  SUBSIDIARIES OF CALAVO GROWERS OF CALIFORNIA

        The subsidiaries of Calavo Growers of California are listed below. Each subsidiary is wholly owned by Calavo Growers of California.

        Name                                       Jurisdiction of Incorporation
        ----                                       -----------------------------
        Calavo Foods, Inc.                         California

        Calavo Growers, Inc.                       California

        Calavo de Mexico S.A. de C.V.              Mexico

        Calavo Foods de Mexico S.A. de C.V.        Mexico